UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2012, Dr. Thomas Fuerst, Chief Scientific Officer of PharmAthene, Inc. (the “Company”), notified the Company of his resignation effective October 19, 2012.

Item 8.01	Other Events.

On October 19, 2012, Arthur Y. Elliott, Ph.D., a vaccine and infectious disease specialist, assumed the role of acting Chief Scientific Officer for the Company. Dr. Elliott has served as a scientific advisor to the Company since June 2011.

From 2010 to 2011, Dr. Elliott served as Branch Chief, responsible for the U.S. Government’s Anthrax Vaccine Portfolio within the Chemical, Biological, Radiological and Nuclear (CBRN) division of the Biomedical Advanced Research and Development Authority (BARDA). Between 2006 and 2010, Dr. Elliott led, for the Department of Health and Human Services, the Avian Influenza Pandemic Preparedness Program, a government/industry collaboration between three pharmaceutical companies and four government agencies (the Department of Health and Human Services, National Institutes of Health, Centers for Disease Control, and Food and Drug Administration) to accelerate the production and stockpiling of Pandemic Influenza Vaccine for the United States Strategic National Stockpile.

Prior to his government service, from 2000 to 2006, Dr. Elliot served as an on-site consultant to Aventis (Sanofi Pasteur) Pharmaceutical Corporation, advising on the design and implementation of new manufacturing facilities for the production of influenza vaccine. From 1994 to 1999, Dr. Elliott served as Chief Operating Officer and Senior Vice President, and starting in 1998 Acting President, at North American Vaccine, Inc.

Prior thereto, Dr. Elliott served for 16 years with Merck & Co., Inc., ultimately as Executive Director, Biological Operations, Merck Manufacturing Division, where he was responsible for the bulk manufacture, testing, release and registration of all biological products sold by Merck. From 1970 to 1978, Dr. Elliott served as an associate professor in the departments of urologic surgery and microbiology at the University of Minnesota. Dr. Elliott is a named author on approximately 50 scientific publications.

Dr. Elliott earned his Ph.D. in virology from Purdue University, and an M.S. in microbiology and a B.A. in biology, both from North Texas State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: October 19, 2012	By:	/s/ Jordan P. Karp
Jordan P. Karp, Esq.
Senior Vice President and General Counsel